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                                                      EXHIBIT 10.7
                                    WICOR, INC.

                     OFFICERS' INCENTINE COMPENSATION PLAN

                                       1994

I.      OBJECTIVES

        The principal objectives of the Plan are:

        A. To motivate and to provide incentive for key officers of WICOR to achieve superior operating results for the benefit of both customers and stockholders.

        B.     To assist in the retention of quality senior management.

        C. To yield competitive total compensation levels when performance goals are attained.

        D. To document the basis of participation by plan participants in subsidiary companies' incentive compensation plans, and to provide supplemental WICOR incentive compensation as required to achieve the above objectives.

II.     ELIGIBILITY

        Participation in the Plan is limited to designated WICOR corporate officers and subsidiary unit heads. The Chief
        Executive Officer will be responsible for recommending eligibility changes to the Compensation Committee of the Board of Directors of WICOR, Inc.

III.        AMOUNT OF POTENTIAL AWARD

        A. The minimum, target and maximum award opportunities for each executive, as a percentage of base salary, are as follows:


                                                                                             AWARD AS A PERCENT OF SALARY
                                                                                      ------------------------------------------
                               Position                    Minimum                         Target                      Maximum
                              ----------                 ------------                  ------------                 ------------
                              CEO, WICOR                      0%                             50%                         75.0%
                              Others                          0%                             40%                         60.0%

/TABLE
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          B.     Each executive's award will be determined based on a
                 combination of WICOR, subsidiary and individual
                 performance, with specific weights as follows:


                                                                                           Percentage Of Award Determined By:
                                                                                          ------------------------------------
                                         Position                   WICOR                  Subsidiary               Individual
                                                                 Performance              Performance              Performance
                                      --------------             -----------              -----------              -----------
                                        CEO, WICOR                   75%                       0%                       25%
                                        Subsidiary
                                         Unit Head                   25%                      50%                       25%
                                        CFO, WICOR                   75%                       0%                       25%

                 Determination of the WICOR performance and individual performance portions of the award are described in Section IV of this document. The Subsidiary performance portion is determined according to the Officer Incentive
                 Compensation Plan for that subsidiary.

IV.       PERFORMANCE CRITERIA AND OBJECTIVE SETTING

          A. Overall WICOR performance will be measured by earnings per share. Threshold, Target and Maximum EPS performance levels, and incentive awards corresponding to each performance level are as follows:

                                                     Performance                                                    Award As %
                     Performance                       As % Of                          1994                         Of Target
                        Level                          Target                           EPS                            Award
                  ----------------                 --------------                  --------------                  --------------
                  Below Threshold                   less than 83%                    less than                           0.0%
                                                                                       $1.82

                  Threshold                             83%                            $1.82                             1.0%

                  Target                               100%                            $2.16                             100%
                                                                                      (budget)

                  Maximum or Above                     120%                            $2.59                             150%
                                                      or more                          or more

                 For performance at levels between Threshold and Target or between Target and Maximum, award calculations will be pro-rated on a linear basis.
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          B.     The individual component of total incentive compensation
                 will be determined by the WICOR Compensation Committee based on recommendations from the CEO reflecting the individual's overall performance as measured against previously identified and agreed upon goals and objectives. The award may vary up to 150% of the individ-ual performance portion of the target award, and will be determined and paid independently of Corporate financial performance.

          C. If the Compensation Committee of WICOR, Inc. determines that corporate performance was inadequate, it may exercise discretion to reduce or eliminate any or all bonus payments.

V.        PERFORANCE PERIOD

          Company performance goals will be for the 1994 calendar year.

VI.       FORM AND TIMING OF AWARD PAYMENTS

          A. Awards will be determined and paid as soon as practicable after the close of the Plan year.

          B. At each participant's discretion and with the concurrence of the Compensation Committee of WICOR, Inc., awards may be paid in one of three ways:

              1.     Lump Sum

              2. Partly in lump sum and the remainder in deferred annual installments.

              3.     Completely in deferred annual installments.

          C. The Company will offer a deferred payment option to those officers who prefer not to receive their awards in current cash, following these guidelines:

              1. Deferred incentive award payments will be carried as an accrued liability with an interest rate (three-year treasury bill rate) credited each year.

              2. Deferred elections must be made prior to the end of the performance period, and a definite time period for deferral must be specified.

VII.          IMPLEMENTATION

          A.     The effective date of the Plan is January 1, 1994.
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VIII.         PLAN ADMINISTRATION

          A.     Compensation Committee

              1. The Plan will be administered by the Compensation Committee of the Board of Directors of WICOR, Inc.

              2. The Committee's administration is subject to approval of the Board of Directors of WICOR, Inc.

              3. The decisions of the Board are final and binding on all Plan participants.

              4. The Board retains the right to terminate or amend the Plan as it may deem advisable.

          B.     Partial Year Participation:

              1. Participants must be employed by the Company on the last day of the Plan year in order to receive a bonus for that year. However, once earned, a bonus will be paid to a participant regardless of whether he/she is employed by the company on the date payment is made.

              2. Awards for part year participants will be pro-rated based on the proportion of the year that the participant was in the Plan. This includes participants who terminate employment due to death, disability or retirement.

              3. Participants who terminate employment with the Company prior to the last day of the Plan year shall forfeit all rights to an incentive award payment under the Plan except for terminations due to death, retirement or disability.

              4. A participant is deemed to be disabled if he/she becomes eligible for benefits under the Company's Long Term Disability Plan.